UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported) October 20, 2009

TELLABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9692	36-3831568
(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

One Tellabs Center, 1415 W. Diehl Road, Naperville, Illinois	60563
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 798-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 20, 2009, Tellabs, Inc,. (“Tellabs”) and Tellabs Willow Corp., a wholly-owned subsidiary of Tellabs (“Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WiChorus Inc. (“WiChorus”), pursuant to which Sub will merge with and into WiChorus (the “Merger”) and WiChorus will become a wholly-owned subsidiary of Tellabs.

Under the terms of the transaction, which was approved by the companies’ boards of directors, Tellabs will pay approximately $165 million in net cash for WiChorus capital stock and vested options, and will assume any unvested options. The transaction is expected to be dilutive to Tellabs’ earnings in 2010, then additive to Tellabs’ non-GAAP earnings in 2011 and beyond. Non-GAAP earnings exclude amortization associated with acquired intangibles and other purchase accounting adjustments.

The Merger Agreement contains various representations and warranties, certain of which will survive closing for specified periods. In addition, the Merger Agreement includes certain covenants and indemnification obligations, capped at specified amounts, and an escrow fund for the benefit of Tellabs following the closing of the Merger to satisfy certain indemnification obligations that may arise.

The Merger is currently expected to close in the next several months, subject to certain conditions contained in the Agreement, including the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The foregoing summary of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 8.01 Other Events

On October 22, 2009, Tellabs announced the execution of the Merger Agreement with WiChorus. Further details are contained in the press release of Tellabs dated October 22, 2009, attached hereto as Exhibit 99.1.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger Among Tellabs, Inc., Tellabs Willow Corp. and WiChorus, Inc.

99.1	Press Release of Tellabs, Inc., dated October 22, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELLABS, INC.
(Registrant)

/s/ Thomas P. Minichiello
Thomas P. Minichiello Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer and duly authorized officer)

October 22, 2009

(Date)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger Among Tellabs, Inc., Tellabs Willow Corp. and WiChorus, Inc.

99.1	Press Release of Tellabs, Inc., dated October 22, 2009